Exhibit 10.1

EXECUTED COPY

AMENDMENT NO. 4 TO SALE AND SERVICING AGREEMENT
(Ares Capital CP Funding LLC)

THIS AMENDMENT NO. 4 TO THE SALE AND SERVICING AGREEMENT, dated as of November 14, 2005 (this “Amendment”), is entered into in connection with that certain Sale and Servicing Agreement, dated as of November 3, 2004 (as amended, modified, waived, supplemented or restated from time to time, the “Sale and Servicing Agreement”), by and among Ares Capital CP Funding LLC, as the borrower (the “Borrower”), Ares Capital Corporation, as the originator and as the servicer (in such capacity, the “Servicer”), each of the Conduit Purchasers and Institutional Purchasers from time to time party thereto, each of the Purchaser Agents from time to time party thereto, Wachovia Capital Markets, LLC, as the administrative agent, U.S. Bank National Association, as the trustee, and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), as the backup servicer.  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Sale and Servicing Agreement.

R E C I T A L S

WHEREAS, the above-named parties have entered into the Sale and Servicing Agreement, and, pursuant to and, in accordance with Section 13.1 thereof, the parties hereto desire to amend the Sale and Servicing Agreement in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.                                            AMENDMENT.

(a)                                  Section 1.1 of the Sale and Servicing Agreement is hereby amended by deleting in their entirety the following defined terms: (i) LOT Loan, (ii) RIC/BDC Requirements, (iii) RIC/BDC Sale, (iv) RIC/BDC Sale Date, (v) RIC/BDC Sale Notice, (vi) Senior Secured Loan, and (vii) Stretch Senior Secured Loan.

(b)                                 Section 1.1 of the Sale and Servicing Agreement is hereby amended by adding the following defined terms in the proper alphabetical order:

“Broadly Syndicated Loan”:  Any Loan that is a Term Loan or a Revolving Loan that (i) arises under an Underlying Instrument where at least four lending financial institutions or other lender institutions (including Ares Capital Corporation) will be parties thereto within 15 days from the closing date of the Underlying Instrument, (ii) is made to an Obligor with EBITDA of at least $40,000,000 on a trailing 12 month basis, (iii) has a public rating of such Loan by either S&P or Moody’s and (iv) is secured by a valid and perfected first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan, subject to such exceptions that are generally acceptable to lending institutions in connection with their regular commercial lending activities, and such other exceptions to which similar Related Property is commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by the related Underlying Instruments and UCC financing statements.  For avoidance of doubt, (i) Broadly Syndicated Loans may include multiple tranches of a single facility and (ii) a Broadly Syndicated Loan that satisfies some but not all of the foregoing provisions of this definition may still be eligible for purchase by the Borrower as another loan type, subject to such Loan’s satisfaction of the criteria set forth in the definitions of those Loans and in the definition of Eligible Loan.

“Canadian Dollar”: The lawful currency of Canada.

“Discretionary Sale”:  Defined in Section 2.20(a).

“Discretionary Sale Date”: The Business Day identified by the Borrower to the Administrative Agent and the Trustee in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”:  Defined in Section 2.20(a)(i).

“Euro”:  The lawful currency of Participating Member States.

“First Lien Loan”:  Any Loan that is a Term Loan or Revolving Loan that (i) is secured by a valid and first priority Lien on all of the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio not greater than (a) 60% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate and (b) 75% where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (iii) provides that the payment obligation of the Obligor on such Loan is either senior to, or pari passu with, all other Indebtedness of such Obligor.

“Group I Country”:  Any of The Netherlands, the United Kingdom, Australia and New Zealand.

“Group II Country”:  Any of Germany, Ireland, Sweden and Switzerland.

“Group III Country”:  Any of Austria, Belgium, Denmark, Finland, France, Iceland, Liechtenstein, Luxembourg, Norway and Spain.

“Participating Member States”:  Means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Qualified Second Lien Loan”: All of the following:

(a)                                  Any First Lien Loan or Second Lien Loan which has a Loan-to-Value Ratio of not greater than (i) 70% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate and (ii) 80% where the Loan is a Material Mortgage Loan or Related Property is primarily real estate;

(b)                             Any Second Lien Loan as to which the ratio, for the related Obligor, of (x) the sum of (i) the maximum availability (as provided in the applicable loan documentation) of such Loan as of the date of its origination plus (ii) the maximum availability under all other indebtedness of the related Obligor which ranks either senior to, or pari passu with, such Loan to (y) such Obligor’s earnings before interest, taxes, depreciation and amortization for the twelve calendar months preceding such date shall not exceed (I) in the case of Obligors in the media and telecommunications industries, 6.5:1.0 and (II) in the case of all other Obligors, 4.5:1.0, provided, that for the avoidance of doubt, an Obligor’s earnings before interest, taxes, depreciation and amortization shall be calculated in accordance with the Credit and Collection Policy; and

(c)                                  Any Second Lien Loan with respect to which the underlying loan agreement (i) contains a limit on the amount of indebtedness senior to such Loan which may be incurred by the related Obligor, (ii) preserves enforcement rights for the lender of such Loan after a default under the related underlying loan agreement, and (iii) contains either or both (x) a standstill period applicable to the holders of such Loan of not longer than 180 days following a default under the loan agreement governing the senior indebtedness of such Obligor, and (y) provisions requiring the consent of the holders of such Loan to release all or substantially all of the Related Property securing such Loan unless the majority of the proceeds of the disposition of such Related Property are used to repay the indebtedness which is senior to or pari passu with such Loan, or to repay such Loan.

“Sterling”:  The lawful currency of the United Kingdom.

(c)                                  The definition of “Advance Rate” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by replacing the table in the definition with the following:

Type of Loan	Advance Rate

Broadly Syndicated Loan	90%

Senior Secured ABL	85%

First Lien Loan	80%

Qualified Second Lien Loan	75%

Second Lien Loan	70%

Senior Subordinated Loan	63%

Type of Loan	Advance Rate

Junior Subordinated Loan	50%

DIP Loan	70%

(d)                                 The  definition of “Concentration Limits” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by deleting clause (a) thereof in its entirety and replacing it with the following:

(a)                                  [Reserved];

(e)                                  The  definition of “Concentration Limits” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by amending and restating clauses (b), (c), (d), (e), (f), (g) and (h) thereof in their entirety as follows:

(b)                                 the sum of the Outstanding Loan Balances of Eligible Loans that are Loans to a single Obligor (including any Affiliates thereof) shall not exceed $30,000,000;

(c)                                  the sum of the Outstanding Loan Balances of all Eligible Loans divided by the number of Eligible Obligors (including Affiliates thereof) shall not exceed the greater of 5% or $13,500,000;

(d)                                 the sum of the Outstanding Loan Balances of Eligible Loans that are Loans to Eligible Obligors in the same Moody’s Industry Classification Group shall not exceed the greater of 20% or $40,000,000;

(e)                                          the sum of the Outstanding Loan Balances of Eligible Loans that are DIP Loans shall not exceed the greater of 5% or $10,000,000;

(f)                                            the sum of the Outstanding Loan Balances of Eligible Loans that are Revolving Loans shall not exceed the greater of 20% or $40,000,000;

(g)                                         the sum of the Outstanding Loan Balances of Eligible Loans that have a Risk Rating of (i) 1, shall not exceed 0%, and (ii) 2, shall not exceed the greater of 10% or $12,500,000;

(h)                                         the sum of the Outstanding Loan Balances of Eligible Loans that are PIK Loans with a current annual cash coupon of less than (i) the Ares LIBOR Rate + 5.0%, if such Loan is a Floating Rate Loan with an interest rate based on Ares LIBOR Rate, (ii) the Ares Prime Rate + 3.0%, if such Loan is a Floating Rate Loan with an interest rate based on the Ares Prime Rate, and (iii) 8.0% if such Loan is a Fixed Rate Loan, shall not exceed 0%;

(f)                                    The definition of “Concentration Limits” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by deleting the word “and” from the end of clause (g) thereof, by replacing the period at the end of clause (h) with “; and” and by adding the following clause (i), thereto:

“(i)                               the sum of the Outstanding Loan Balances of Eligible Loans that are Loans to Obligors organized under the laws of, or all or substantially all of the assets of which are located in, Canada, any Group I Country, Group II Country or Group III Country shall not exceed the greater of 10% or $20,000,000; provided that the sum of the Outstanding Loan Balances of Eligible Loans to Obligors that are organized under the laws of, or all or substantially all of the assets of which are located in, any Group I Country, Group II Country or Group III Country shall not exceed the greater of 5% or $10,000,000.

(g)                                 The definition of “Eligible Loan” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by amending and restating clause (B)(d) thereof in its entirety with the following:

(d)                                 such Loan is denominated and payable only in Dollars in the United States and does not permit the currency or country in which such Loan is payable to be changed provided that certain Loans may be denominated in Sterling, Euros or Canadian dollars but payable in Dollars subject to currency hedging approved by the Administrative Agent (in its sole discretion);

(h)                                 The definition of “Eligible Loan” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by amending and restating clause (B)(f) thereof in its entirety with the following:

(f)                                    such Loan (i) if a Broadly Syndicated Loan, Senior Secured ABL, First Lien Loan, Qualified Second Lien Loan, Second Lien Loan or DIP Loan has an original term to maturity that does not exceed 96 months and (ii) if a Senior Subordinated Loan or Junior Subordinated Loan, has an original term to maturity that does not exceed 120 months;

(i)                                     The definition of “Eligible Obligor” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by amending and restating clause (vi) thereof in its entirety as follows:

(vi)                              such Obligor’s principal office is located in the United States, Canada, any Group I Country, any Group II Country or any Group III Country;

(j)                                     The definition of “Measurement Date” in Section 1.1 of the Sale and Servicing Agreement is hereby amended by deleting the words “RIC/BDC Sale Date” in clause (x) thereof and replacing them with the words “Discretionary Sale Date” thereto.

(k)                                  Section 1.1 of the Sale and Servicing Agreement is hereby amended by amending and restating in their entirety the following defined terms:

“Facility Amount”:  The lesser of (a) $350,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto, and (b) the aggregate Commitments then in effect; provided that, on or after the Termination Date, the Facility Amount shall be equal to the Advances Outstanding.

“Junior Subordinated Loan”:  Any Term Loan that (i) may or may not be secured by a Lien on the Obligor’s assets constituting Related Property for the Loan, (ii) has a Loan-to-Value Ratio not greater than (a) 80% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate, and (b) 90% where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (iii) that contains terms which, upon the occurrence of an event of default under the Underlying Instruments or in the case of any liquidation or foreclosure on the Related Property, provide that the Borrower’s portion of such Loan would be paid only after the other lenders party to such Loan (including any lender party making any Broadly Syndicated Loan, Senior Secured ABL, First Lien Loan, Qualified Second Lien Loan, Second Lien Loan or Senior Subordinated Loan whose right to payment is contractually senior to the Borrower) is paid in full.

“Large Obligor Coverage Amount”:  As of any Measurement Date, an amount equal to the product of (i) 1.5 and (ii) the sum of the Outstanding Loan Balances of all Eligible Loans to the Obligor representing the highest aggregate Outstanding Loan Balance included in the Borrowing Base on such date (net of amounts in excess of the Concentration Limits).

“Loan”:  Any Broadly Syndicated Loan, DIP Loan, First Lien Loan, Junior Subordinated Loan, Qualified Second Lien Loan, Second Lien Loan, Senior Secured ABL or Senior Subordinated Loan originated or acquired by the Originator in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan File, and (ii) all right, title and interest of the Originator in and to the loan and any Related Property, but excluding, in each case, the Retained Interest, any Attached Equity and Excluded Amounts.

“Senior Subordinated Loan”:  Any Term Loan that (i) has a Loan-to-Value Ratio not greater than (a) 75% where the Loan is not a Material Mortgage Loan or the Related Property is not primarily real estate, and (b) 85% where the Loan is a Material Mortgage Loan or the Related Property is primarily real estate, and (ii) contains terms which, upon the occurrence of an event of default under the Loan Documents or in the case of any liquidation or foreclosure on the Related Property, provide that the Borrower’s portion of such Loan would be paid only after the other lender party to such Loan (including any lender party making any Broadly Syndicated Loan, Senior Secured ABL, First Lien Loan, Qualified Second Lien Loan or Second Lien Loan whose right to payment is contractually senior to the Borrower) is paid in full.

(l)                                     Section 5.2(c) of the Sale and Servicing Agreement is hereby amended by deleting the words “RIC/BDC Sale” in the third line thereof and replacing them with the words “Discretionary Sale” thereto.

(m)                               Section 8.9(f) of the Sale and Servicing Agreement is hereby amended by deleting the words “RIC/BDC Sale” thereof and replacing them with the words “Discretionary Sale” thereto.

(n)                                 Section 9.2(v) of the Sale and Servicing Agreement is hereby amended by deleting the words “RIC/BDC Sale” thereof and replacing them with the words “Discretionary Sale” thereto.

(o)                                 Section 10.1(j) of the Sale and Servicing Agreement is hereby deleted in its entirety and replaced with the following:

(j)                                     [Reserved];

(p)                                 Section 2.20 is hereby amended and restated in its entirety as follows:

Section 2.20.              Discretionary Sales.

(a)                                  Prior to the occurrence of an Unmatured Termination Event, a Termination Event, on any Discretionary Sale Date, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to the Borrower by the Trustee, for the benefit of the Secured Parties, of one or more Loans (each, a “Discretionary Sale”), subject to the following terms and conditions:

(i)                                     At least one Business Day prior to such Discretionary Sale Date, the Borrower shall have recommended to the Administrative Agent in writing that the related Loan should be sold and shall have given the Administrative Agent (with a copy to the Trustee) written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date, including a list of all Loans to be sold and assigned pursuant to such Discretionary Sale;

(ii)                                  Any Discretionary Sale shall be made by the Borrower to an unaffiliated third party purchaser in a transaction (w) in accordance with the Servicing Standard, (x) reflecting arms-length market terms, (y) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or title to the Loan that is the subject of the Defaulted Loan Sale that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower) and (z) the primary purpose of which is other than to maximize gain or minimize loss on the Borrower’s assets and such purpose of the transaction shall be set forth in writing by Borrower in the notice delivered pursuant to sub-clause (i) above;

(iii)                               The Servicer shall deliver to the Administrative Agent (with a copy to the Trustee) a completed Borrowing Base Certificate and other evidence to the reasonable satisfaction of the Administrative Agent that (x) the Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement (unless a Discretionary Sale is to be effected on a Payment Date, in which case there must be sufficient Available Funds to effect the contemplated Discretionary Sale in accordance with the terms of this Agreement), and (y) the sum of the Outstanding Loan Balances of all Loans that have been sold pursuant to Discretionary Sales during the 12 month period immediately preceding the proposed date of sale (or such lesser number of months as shall have elapsed as of such date) does not exceed 20% of the Facility Amount;

(iv)                              After giving effect to the Discretionary Sale and the assignment to the Borrower of the related Collateral on any Discretionary Sale Date, (a) each of the Availability and the Pre-Funded Availability shall be equal to or greater than zero, (b) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (c) neither an Unmatured Termination Event nor a Termination Event shall have resulted; and

(v)                                 On the related Discretionary Sale Date, the Trustee on behalf of the Secured Parties shall have received, into the Collection Account, in immediately available funds, an amount equal to the sum of (a) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.20 plus (b) an amount equal to all unpaid Interest to the extent reasonably determined by the Administrative Agent and the Purchaser Agents to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to the Administrative Agent, the Trustee and the Backup Servicer, the Purchaser Agents, the applicable Purchaser, any other Affected Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Breakage Costs, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case, to the extent attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.20; provided that the Trustee, the Administrative Agent and each Purchaser Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the

Discretionary Sale Date is sufficient to satisfy such requirements and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale; provided, further, that any proceeds of such Discretionary Sale in excess of the amount so deposited into the Collection Account also shall be deposited into the Collection Account and used to prepay Advances Outstanding on such Discretionary Sale Date.

(b)                                 In connection with any Discretionary Sale, following receipt by the Purchaser Agents of the amounts referred to in clause (v) above, there shall be sold and assigned to the Borrower (for further sale to a third-party unaffiliated with the Borrower, the Originator or the Servicer) without recourse, representation or warranty all of the right, title and interest of the Administrative Agent, the Trustee, the Purchaser Agents, the Purchasers and the Secured Parties in, to and under the portion of the Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of this Agreement (subject to the requirements of clauses (iii) and (iv) above).

(c)                                  The Originator hereby agrees to pay the reasonable legal fees and expenses of the Administrative Agent, the Trustee, each Purchaser Agent and the Secured Parties in connection with any Discretionary Sale (including, but not limited to, expenses incurred in connection with the release of the Lien of the Administrative Agent, the Trustee, the Secured Parties and any other party having an interest in the Collateral in connection with such Discretionary Sale).

(d)                                 In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Trustee shall, at the expense of the Borrower (i) execute such instruments of release with respect to the portion of the Collateral to be retransferred to the Borrower, in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be retransferred to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Trustee to take such actions, as are necessary and appropriate to release the Lien of the Trustee and the Secured Parties on the portion of the Collateral to be retransferred to the Borrower and release and deliver to the Borrower such portion of the Collateral to be retransferred to the Borrower.

(q)                                 The following Section 4.6 is hereby added to Article IV of the Sale and Servicing Agreement in its appropriate numerical order:

Section 4.6.                Representations and Warranties of the Purchasers.

Each Purchaser hereby represents and warrants that it is a “Qualified Purchaser” within the meaning of Section 2(a)(51) of the 1940 Act, as amended.

(r)                                    Annex B is hereby amended and restated in its entirety by replacing the figure “$225,000,000” therein with the figure “$350,000,000” under the “Commitment” heading.

SECTION 2.                                            AGREEMENT IN FULL FORCE AND EFFECT AS AMENDED.

Except as specifically amended hereby, all provisions of the Sale and Servicing Agreement shall remain in full force and effect.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Sale and Servicing Agreement other than as expressly set forth herein, and shall not constitute a novation of the Sale and Servicing Agreement.

SECTION 3.                                            REPRESENTATIONS.

Each of the Borrower and Servicer represent and warrant as of the date of this Amendment as follows:

(i)                                     it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii)                                  the execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized, and do not contravene (A) its charter, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii)                               no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against it;

(iv)                              this Amendment has been duly executed and delivered by it;

(v)                                 this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(vi)                              it is not in default under the Sale and Servicing Agreement; and

(vii)                           there is no Termination Event, Unmatured Termination Event, or Servicer Default.

SECTION 4.                                            CONDITIONS TO EFFECTIVENESS.

The effectiveness of this Amendment is conditioned upon (i) delivery of executed signature pages by all parties hereto to the Administrative Agent, (ii) execution and delivery of the Second Amended and Restated VFCC Fee Letter, (iii) execution and delivery of the Second Amended, Restated and Substituted VFCC Certificate and (iv) payment to the Administrative

Agent of the Facility Increase Structuring Fee in connection with this Amendment as required by the Second Amended and Restated VFCC Fee Letter.

SECTION 5.                                            MISCELLANEOUS.

(a)                                  This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(b)                                 The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(c)                                  This Amendment may not be amended or otherwise modified except as provided in the Sale and Servicing Agreement.

(d)                                 The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment.

(e)                                  Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(f)                                    This Amendment represents the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties.  There are no unwritten oral agreements between the parties.

(g)                                 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VFCC:	VARIABLE FUNDING CAPITAL COMPANY LLC (f/k/a Variable Funding Capital Corporation)

	By:	Wachovia Capital Markets, LLC, as attorney-in-fact

	By:	/s/ Douglas R. Wilson, Sr.
Name: Douglas R. Wilson, Sr.
Title: Vice President

THE ADMINISTRATIVE AGENT AND THE VFCC AGENT:	WACHOVIA CAPITAL MARKETS, LLC

	By:	/s/ Paul A. Burkhart
Name: Paul A. Burkhart
Title: Vice President

[Signatures Continued on the Following Page]

THE BORROWER:	ARES CAPITAL CP FUNDING LLC

	By:	/s/ Daniel F. Nguyen
Name: Daniel F. Nguyen
Title: Chief Financial Officer

THE ORIGINATOR AND SERVICER:	ARES CAPITAL CORPORATION

	By:	/s/ Michael Arougheti
Name: Michael Arougheti
Title: President